Exhibit 99.2

NEWS	Contact: John A. Moore, CEO (302) 656-1707

Acorn Factor, Inc. Germinates Strategic Alternative Energy Investment Relationship

Makes a $5 Million Limited Partner Commitment to EnerTech Capital

Montchanin, Delaware, August 27, 2007-Acorn Factor, Inc. (OTCBB:ACFN) today announced that it has made a commitment to invest $5 million in EnerTech Capital Partners III L.P. EnerTech Capital, a pioneer of the alternative energy, energy technology and emerging cleantech field, traces its roots back to 1994 and the investment strategy crafted by its founder, Scott Ungerer.

EnerTech Capital has reviewed over 11,000 business plans in the alternative energy and cleantech fields since the creation of its first standalone fund in 1996. Its successful execution in the areas of deal sourcing, investing, managing and exiting, along with the quality of its current investment professionals, led Acorn Factor to conclude that it is partnering with a leading venture capital manager in its field. Acorn’s capital commitment will be funded over the ten year life of the fund.

John A. Moore, CEO of Acorn Factor said, “I value the strategic partnership with the group I consider to be one of the most experienced and successful venture capital players in the energy technology and cleantech field. EnerTech Capital has not only funded, but has brought governance and industry insight to a variety of energy technology and cleantech companies, including Catalytic Solutions (LSE:AIM: CTS.L), Comverge (NASDAQ: COMV), Current Group LLC, EnerWise Global Technologies (acquired by COMV) and Intellon Corporation among others in its portfolio. The investment team consists of seasoned professionals who have worked with a broad range of companies focused on technologies as diverse as advanced materials, engineered devices, software and services. I believe this partnership will enable Acorn Factor to leverage this deep pool of knowledge and experience and help us execute our strategy of generating superior investor returns by funding and accelerating the growth of emerging energy ventures.”

About Acorn Factor, Inc.

Acorn Factor specializes in funding and accelerating the growth of emerging ventures that promise meaningful improvements in the economic and environmental efficiency of the energy sector.
Acorn Factor aims to take primarily-controlling positions in promising companies led by great entrepreneurs and to add value by helping these companies with branding, positioning, strategy, and business development guidance. Acorn Factor is a global company with equity interests currently in four promising businesses: Comverge (14%-held), the leading clean capacity provider of energy solutions through demand response, Paketeria GmbH, a leading green logistics company; dsIT (58%-held), is a leader in underwater security systems for strategic coastal energy infrastructure; and Local Power, Inc. (10%-held), the creator of community choice aggregation, a revolution in renewable power and retail markets for electricity. Additional information about Acorn Factor and its subsidiary and affiliates is available at www.acornfactor.com, www.comverge.com, www.paketeria.de, www.dsit.co.il, and www.localpower.com.

Certain statements made above are forward-looking in nature. Whether such statements ultimately prove to be accurate depends upon a variety of factors that may affect the Company's business and operations. Many of these factors are described in the Company's most recent Annual Report on Form 10-K as filed with Securities and Exchange Commission.